EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM BAKER TILLY VIRCHOW KRAUSE, LLP

February 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Commissioners:

We have read the statements made by Progreen Properties, Inc., which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Progreen Properties, Inc. dated February 17, 2015. We agree with the statements in the first and second paragraphs of Item 4.01(a) concerning our firm in such Form 8-K. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

By:  /s/ Baker Tilly Virchow Krause, LLP

cc:  Progreen Properties, Inc.